UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 9, 2014

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL 33160
(Address of Principal Executive Offices) (Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2014, the Compensation Committee of the Board of Directors of Net Element, Inc. (the “Company”), approved and authorized grants of the equity awards pursuant to the Company’s 2013 Equity Incentive Compensation Plan: (i) 331,383 restricted shares of the Company common stock and 200,000 incentive stock options to purchase shares of the Company common stock at an exercise price of $1.34 per share to Oleg Firer, the Chief Executive Officer of the Company; (ii) 165,691 restricted shares of the Company common stock and 100,000 incentive stock options to purchase shares of the Company common stock at an exercise price of $1.34 per share to Steven Wolberg, the Chief Legal Officer of the Company; and (iii) 98,144 restricted shares of the Company common stock and 50,000 incentive stock options to purchase shares of the Company common stock at an exercise price of $1.34 per share to Jonathan New, the Chief Financial Officer of the Company. The restricted shares are subject to vesting in three equal one-third amounts of the total grant commencing on January 1, 2015, and thereafter on January 1, 2016 and January 1, 2017. The incentive stock options are subject to vesting quarterly, starting on January 1, 2015.

With respect to the previously disclosed on Form 8-K, filed September 17, 2014, award of 1,438,137 restricted shares of common stock of the Company to Oleg Firer, the Chief Executive Officer of the Company, the Company and Mr. Firer executed on December 10, 2014 (but effective as of September 11, 2014) a stock grant award agreement to formalize the restrictions on such shares. Per this stock grant award agreement, such restricted shares are subject to vesting in three equal one-third amounts of the total grant commencing on November 11, 2014, and thereafter on November 11, 2015 and November 11, 2016.

Item 5.07           Submission of Matters to a Vote of Security Holders.

The Company held its 2014 annual meeting of shareholders (the “Annual Meeting”) on December 9, 2013. The matters voted upon at the Annual Meeting and the results of such voting are set forth below.

Proposal 1: Election of Directors:

Name of Director	For	Withheld	Broker Non-Vote

Oleg Firer	26,839,047	57,223	6,660,052

William Healy	26,830,143	66,127	6,660,052

Kenges Rakishev	26,837,297	58,973	6,660,052

Drew Freeman	26,838,409	57,861	6,660,052

David P. Kelley II	26,829,084	58,973	6,660,052

James Caan	26,833,352	62,918	6,660,052

All director nominees were duly elected.

Proposal 2: To ratify the selection of Daszkal Bolton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

For	Against	Abstain
32,393,766	228,535	934,021

Proposal 2 was approved.

Proposal 3: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase authorized common stock to 200 million shares.

For	Against	Abstain
31,670,277	1,646,796	239,249

Proposal 3 was approved.

Proposal 4: To approve an amendment to the Company’s 2013 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance thereunder from 5,630,000 shares to 9,121,422 shares.

For	Against	Abstain	Broker Non-Vote
26,605,671	273,836	16,763	6,660,052

Proposal 4 was approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2014	NET ELEMENT, INC.

	By:	/s/ Jonathan New
	Name: Title:	Jonathan New Chief Financial Officer